Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-168020 and No. 333-215535) on Form S-8 pertaining to the ING Financial Services LLC 401(k) Savings Plan of our report dated June 25, 2025, with respect to the 2024 financial statements and supplemental schedule of the ING Financial Services LLC 401(k) Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Baker Tilly US, LLP

Peachtree Corners, Georgia

June 25, 2025